                                                                 EXHIBIT 10.49

                                        Dreyer's Grand Ice Cream Holdings, Inc.
                                        5929 College Avenue
                                        Oakland, CA 94618

                                        May 24, 2004



     NESTLE CAPITAL CORPORATION -- DREYER'S GRAND ICE CREAM HOLDINGS, INC.


                 DEMAND LOAN FACILITY FOR UP TO USD 50 MILLION


We refer to the previous discussions between your representatives and ours and agree to provide you with a demand loan facility pursuant to the terms and conditions set out below. This demand loan constitutes a partial assignment of the Bridge Loan Facility previously established by Nestle S.A. with a maximum loan amount of USD 400 million dated June 11, 2003, as amended. Borrower acknowledges and agrees that aggregate drawdowns or repayments of this demand loan facility shall result in a corresponding reduction or restoration in the amount available for drawdown under the Nestle S.A. Bridge Loan Facility.

BORROWER                 Dreyer's Grand Ice Cream Holdings, Inc.

LENDER                   Nestle Capital Corporation

PURPOSE                  General corporate purposes

LOAN AMOUNT              Up to a maximum of USD 50,000,000 (fifty million U.S.
                         dollars) (the "Loan")

TERM                     Matures December 31, 2005

DRAWDOWNS                The Borrower may make drawdowns each of an amount of a
                         minimum of USD 100,000, or any multiples of USD 100,000 provided that each drawdowns, added to the already effected and not repaid drawdowns, do not exceed in the aggregate the amount of the Loan as defined above, on any business day. The Borrower shall provide at least two (2) business days prior notice to the Lender for drawdowns exceeding USD 25,000,000 (twenty-five million
                         U.S. dollars). Amounts drawn and repaid may be reborrowed in accordance with the terms hereof.

                         Each drawdown is conditional upon there having been, at the date of each drawdown, no material adverse change in the financial condition of the Borrower which may have an effect on its ability to repay any amounts drawn down (which have not been repaid) and accrued interest thereon outstanding at that time.

LOAN REPAYMENT           This Loan is payable on demand and the Lender shall be
                         entitled to require payment in full of all amounts outstanding, whether or not an Event of Default exists.
                         Any demand by the Lender requires at least sixty (60) business days notice to the Borrower, which requirement may be waived by the Borrower.

                         Subject to any provision to the contrary in these terms and conditions, the principal amount of the Loan may be repaid, in full or in part, on any business day, provided that the Borrower notifies the Lender at least two (2) business days prior to any repayment exceeding USD 25,000,000 (twenty-five million U.S. dollars). But in any event, no later than at the date of expiration of the Term of the Loan. The Lender will communicate in due time to the Borrower all information necessary to effectuate repayment.

INTEREST RATE            The Interest rate shall be the average daily three (3)
                         month USD LIBOR rate as published on Reuters or Bloomberg for the Interest Period plus Margin (as defined below)

MARGIN                   Rating         Margin
                         ------         ------
                         AAA            12.5   basis points
                         AA             20     basis points
                         A+/A1          25     basis points
                         A/A2           35     basis points
                         A-/A3          40     basis points
                         BBB+/Baa1      50     basis points
                         BBB/Baa2       60     basis points
                         BBB+/Baa3      70     basis points
                         BBB-           80     basis points
                         BB/BB-         90     basis points

                         The applicable Margin shall be the one set above opposite the long term unsecured debt rating, to be defined according to Annex 1 hereto, of the Borrower, as determined by Nestle' S.A. pursuant to the terms of the Bridge Loan Facility.

INTEREST CALCULATION     The number of elapsed days divided by 360.

INTEREST PERIOD          Monthly. The first Interest Period will commence on the
                         date of the first drawdown and terminate on the first day of the following month. All succeeding Interest
                         Periods will commence and terminate on the first day of the month. The last Interest Period will be adapted according to the Loan Repayment value date.

PAYMENT OF INTEREST      Interest shall be paid in arrears on the first day of
                         the next Interest Period, via wire transfer to Nestle'
                         Capital Corporation or as an addition to the principal balance outstanding. If the date for payment of any amount is not a business day, the Lender thereof shall not be entitled to payment until the next following business day and shall not be entitled to further interest or other payment in respect of such delay.
                         Should the Borrower fail to pay any accrued but unpaid interest on the due date, the Lender shall have the right, at its sole discretion, either to (i) immediately terminate the Loan and seek immediate and full repayment of the principal and all due interest, or (ii) give notice to Borrower to pay the due interest amounts by a certain date, failing which this Loan shall automatically be terminated and the principal and any accrued interest shall be repaid forthwith to the Lender. An interest rate of 5% per annum shall apply to all late interest payments.

REPORTING                The Lender shall record, in a separate loan account,
                         all advances made by Lender pursuant to this Loan agreement, and all repayments of such advances made by the Borrower. The Lender shall deliver to the Borrower each month a report that details all drawdowns and repayments for that month.

TAXES All payments in respect of the Loan hereunder shall be made free and clear of and without any deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or charges of any nature.

BORROWER'S PAYMENT
OBLIGATION               Borrower promises to pay principal, interest and other
                         amounts properly due hereunder as reflected on the books and records of the Lender and incorporated herein by reference.

EVENTS OF DEFAULT        The occurrence of any of the following shall constitute
                         an Event of Default:

                         (a)  Failure to pay any principal amount due hereunder
                              within five business days after the date due.
                         (b)  An Event of Default under the Dreyer's Grand Ice
                              Cream, Inc. Credit Agreement dated July 25, 2000, as amended (the "Credit Facility"), or any other credit facility replacing in whole or in part such Credit Facility pursuant to which the lender(s) thereto have made a demand for the immediate payment of principal due thereunder.
                         (c) Any representation or warranty by Borrower is incorrect in any material respect.
                         (d) An Event of Default under the Nestle' S.A. Bridge Loan Facility pursuant to which Nestle' S.A. has made a demand for the immediate payment of principal due thereunder.

REMEDIES Upon the occurrence of an Event of Default or a Default of Borrower's obligations set forth in Payment of Interest. Lender may declare Borrower's Payment Obligation immediately due and payable.

BORROWER'S WARRANTIES
AND REPRESENTATIONS      The Borrower represents and warrants that:

                         (a) it is validly constituted under the laws of the state of Delaware (USA).
                         (b) it has sufficient authority to enter into this Loan agreement and execute, perform and deliver its obligations hereunder.
                         (c) its obligations under this Loan agreement do not in any way conflict with other contracts it may be a party to or obligations it may have towards third parties, and
                         (d) this Loan agreement constitutes the valid and binding obligations of Borrower, enforceable against Borrower in accordance with its terms.

ASSIGNMENT               Neither party may assign or transfer this Loan without
                         the other party's prior written consent.

INDEMNITY                The Borrower agrees to indemnify the Lender and hold
                         the Lender harmless in the event the Borrower is in breach of any of its obligations arising under this Loan agreement or of any warranty or representation hereunder.

                         In addition, Borrower agrees to pay all costs, and expenses, including reasonable attorneys' fees, incurred in connection with the preparation, administration and execution of this Loan.

GOVERNING LAW            This Loan shall be governed by and be construed in
                         accordance with the laws of the State of Delaware
                         (USA).

ARBITRATION              Any dispute, controversy or claim arising out of or in
                         connection with this Loan agreement will be submitted to arbitration. Such arbitration shall be conducted by a single arbitrator appointed in accordance with American Arbitration Association ("AAA") Commercial
                         Arbitration Rules ("AAA Rules"). After the arbitrator is selected, the parties agree first to try in good faith to settle the dispute by mediation administered by the AAA under its Commercial Mediation Rules. The
                         AAA Rules shall apply to any arbitration arising from a dispute, controversy or claim by either party under this Loan agreement. The law to be applied to the conduct of the arbitration and to the merits of the dispute by the arbitrator in such arbitration shall be the laws of the State of Delaware (USA). The hearing of any such arbitration shall be at Los Angeles, California. Any award rendered in connection with such arbitration shall be final and binding upon the parties, and judgment upon such award may be entered and enforced by any court having jurisdiction over the party against whom enforcement is sought.

                         Nothing is this Loan agreement shall prohibit or otherwise limit a party's right to initiate litigation to enforce the arbitrator's award as described above or preserve a superior position with respect to other creditors.

NOTICES Notice for any action or proceedings arising out of or in connection with this Loan shall be given to the respective parties as set forth below:

                         If to the Lender:

                              Nestle Capital Corporation
                              800 N. Brand Boulevard, 10th Floor
                              Glendale, CA 91203
                              Attn.:    Manfred R. Lehmann
                                        President and Treasurer

                         With a copy to:

                                        Kristin Adrian
                                        Senior Vice President and General
                                        Counsel

                                        Don Gosline
                                        Assistant Treasurer

                         If to the Borrower:

                              Dreyer's Grand Ice Cream Holdings, Inc.
                              5929 College Avenue
                              Oakland, CA 94618
                              Attn:     Alberto Romaneschi
                                        Executive Vice President and Chief
                                        Financial Officer

                         With a copy to:

                                        Mark LeHocky
                                        Vice President and General Counsel

                                        William Collett
                                        Treasurer

Please confirm that you have agreed to the above terms by signing and returning to us the attached duplicate of this letter.


                                             NESTLE CAPITAL CORPORATION



                                             By: /s/ Manfred R. Lehmann
                                                 -------------------------
                                                 Manfred R. Lehmann
                                                 President and Treasurer



Read and agreed:

DREYER'S GRAND ICE CREAM HOLDINGS, INC.



By: /s/ Alberto Romaneschi
    -------------------------
    Alberto Romaneschi
    Executive Vice President and
    Chief Financial Officer


Date and place:          May 27, 2004
                         Oakland, California 94618 USA


                                   ASSIGNMENT

Assignor ("Nestle S.A.") hereby assigns and delegates to Assignee ("Nestle Capital Corporation") a portion of its rights and obligations under the USD 400 million Bridge Loan Facility dated June 11, 2003, as amended, in an amount up to USD 50 million for The Assignee Demand Loan to Dreyer's Grand Ice Cream Holdings, Inc.

This Assignment shall be governed by and be construed in accordance with the laws of the State of Delaware (USA).

Assignee hereby accepts and agrees to perform in accordance with this assignment.


ASSIGNOR                                     ASSIGNEE
NESTLE S.A.                                  NESTLE CAPITAL CORPORATION


By:                                          By: /s/ Manfred R. Lehmann
    -----------------------                      ------------------------

Its:                                         Its: President and Treasurer
     ----------------------                       -----------------------

Date:                                        Date: 24 May 2004
      -----------------                            -----------------